Exhibit 99.3

PDL BioPharma, Inc.
Q3 2018
November 6, 2018

Following are some of the key points regarding the third quarter 2018 financial and business results for PDL BioPharma, Inc. (“PDL”, or “the Company”).

Highlighted Financial Results from Q3 2018

•	Total revenues of $67.9 million.

•	GAAP net income attributable to PDL’s shareholders of $25.6 million or $0.18 per share.

•	Non-GAAP net income attributable to PDL’s shareholders of $12.3 million.

•	Cash and cash equivalents of $401.0 million as of September 30, 2018.

•	Acquired all of Assertio Therapeutic’s (formerly known as Depomed) remaining rights to royalties and milestones payable on sales of type 2 diabetes products for $20 million.

•	Completed a $25.0 million share repurchase program authorized in September 2017 by repurchasing 0.6 million shares of common stock in the open market during the quarter for $1.4 million in July 2018.

•	Announced new share repurchase program of up to $100.0 million.

Recent Developments

•	CEO Succession Plan
John McLaughlin announced his intention to retire as CEO at year-end 2018, while continuing to serve on the PDL board. Dominique Monnet, PDL’s current President, will succeed Mr. McLaughlin as CEO effective December 31, 2018 and will simultaneously join the PDL board.

Mr. Monnet joined PDL BioPharma as President in September 2017, bringing more than 30 years of leadership experience in the biotech and pharmaceutical industries. He was instrumental in overseeing global commercialization operations, including successful new product launches, while serving in senior management positions at Alexion Pharmaceuticals, Amgen and Schering-Plough.

•	Stock Repurchase Programs
In early July, PDL completed the $25.0 million share repurchase program by repurchasing approximately 0.6 million shares of its common stock at a weighted average price of $2.44 per share for a total of $1.4 million. The total amounts repurchased by the Company under the $25.0 million share repurchase program equal approximately 8.7 million shares of its common stock at an average cost of $2.86 per share, including trading commissions. Since initiating its first stock repurchase program in March 2017, the Company has used $55.0 million to repurchase a total of 22.1 million shares of its common stock.

On September 21, 2018, the PDL’s board of directors authorized the repurchase of issued and outstanding shares of the Company’s common stock having an aggregate value of up to $100.0 million pursuant to a new share repurchase program. The Company expects to aggressively repurchase shares after its Q3 earnings blackout has been lifted.

•	Depomed Royalty Rights
In August 2018, PDL amended the Royalty Purchase and Sale Agreement (the “Royalty Agreement”) with Depomed, under which the Company acquired all of Depomed’s remaining rights to royalties and milestones payable on sales of type 2 diabetes products licensed by Depomed for $20.0 million. Under the original Royalty Agreement, PDL would have shared future royalties equally with Depomed after total cash received by PDL reached $481.0 million, or two times the Company’s original investment.

PDL BioPharma, Inc.
Q3 2018
November 6, 2018

Noden Pharma

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Noden US is commercializing Tekturna® and Tekturna HCT® in the United States and Noden Pharma DAC, an Ireland based company, assumed commercialization responsibilities for Rasilez® and Rasilez HCT® in the rest of the world, starting in November of 2017. The products are indicated for the treatment of hypertension.

•	Noden and PDL are evaluating additional pharma products to acquire for Noden.

•
Noden net revenue for the quarter ended September 30, 2018 was $17.8 million, with $9.7 million in US revenue and $8.1 million in the rest of world, compared to $15.1 million for the same period in 2017.

•	Noden product revenues increased 18 percent and accounted for approximately 26 percent of total revenues compared to approximately 24 percent in the third quarter of 2017.

•	Gross margins on revenue in the third quarter were 56 percent, 83 percent in the U.S. on Tekturna and Tekturna HCT and 24 percent ex-U.S. on Rasilez and Rasilez HCT.

•
In June 2018, Noden Pharma DAC entered into a settlement agreement with Anchen Pharmaceuticals, Inc. and its affiliates to resolve the patent litigation relating to Anchen’s Abbreviated New Drug Application (“ANDA”) seeking approval from the U.S. Food and Drug Administration (“FDA”) to market a generic version of aliskiren.  Under the settlement agreement, Anchen agreed to not commercialize its generic version of aliskiren prior to March 1, 2019, but is not permitted to commercialize a copy of Tekturna. Anchen is the sole ANDA filer for aliskiren of which the Company is aware.

•
Due to the increased probability of a generic version of aliskiren being launched in the United States in 2019. Noden determined that long-lived assets with a carrying amount of $192.5 million were impaired and wrote them down to their estimated fair value of $40.1 million, resulting in a non-cash pre-tax impairment charge of $152.3 million in the second quarter of 2018. This write-down is included in “Impairment of intangible asset” on the Condensed Consolidated Statement of Income for the nine months ended September 30, 2018.

•	As of September 30, 2018, the remaining balance of Noden Products intangible assets is $38.9 million and is being amortized straight-line over the remaining life of 8 years.

•	Offsetting the impairment was a $22.5 million decrease in fair value of the contingent liability related to the reduced estimate in the probability in paying milestones to Novartis for Tekturna.

•
There is no update on Anchen’s progress in developing a generic Tekturna but, there has yet to be an FDA approval of a generic version of the drug and there have been no announcements on commercialization plans or dates.

LENSAR

•	LENSAR Laser System revenue for the quarter ended September 30, 2018 was $6.6 million compared to $5.0 million for the quarter ended September 30, 2017.

•	Gross margins on LENSAR revenue in the third quarter were 38 percent.

Updates on Income Generating Assets

Royalty Rights Assets

On August 2, 2018, PDL Investment Holding, LLC, a wholly-owned subsidiary of PDL, purchased all of Depomed’s remaining interests in royalty and milestone payments payable on sales of Type 2 diabetes products licensed by Depomed for $20.0 million. Prior to the amendment, the Depomed Royalty Agreement provided that we would have received all royalty and milestone payments due under license agreements between Depomed and its licensees until we received payments equal to two times the cash payment made to Depomed, or approximately $481.0 million, after which all net payments received by Depomed would have been shared equally between us and Depomed. Following the amendment, the Depomed Royalty Agreement provides that we will receive all royalty and milestone payments due under the license agreements between Depomed and its licensees.

PDL BioPharma, Inc.
Q3 2018
November 6, 2018

The following table provides additional details with respect to the fair value of the PDL royalty rights assets as of September 30, 2018 and with changes from December 31, 2017 as reflected in our Balance Sheet:

	Fair Value as of	Purchase of	Royalty Rights -	Fair Value as of
(in thousands)	December 31, 2017	Royalty Assets	Change in Fair Value	September 30, 2018
Assertio (formerly Depomed)	$232,038	$20,000	$13,665	$265,703
VB	14,380	—	(494)	13,886
U-M	26,769	—	755	27,524
AcelRx	72,894	—	(4,619)	68,275
Avinger	396	—	(396)	—
KYBELLA	2,746	—	157	2,903
	$349,223	$20,000	$9,068	$378,291

The following table provides a summary of activity with respect to our royalty rights - change in fair value for the three and nine months ended September 30, 2018:

	Three Months Ended
	September 30, 2018

		Change in	Royalty Rights -
(in thousands)	Cash Royalties	Fair Value	Change in Fair Value

Assertio (formerly Depomed)	$17,482	$31,631	$49,113
VB	277	(779)	(502)
U-M	1,152	1,375	2,527
AcelRx	70	(9,158)	(9,088)
KYBELLA	77	57	134
	$19,058	$23,126	$42,184

	Nine Months Ended
	September 30, 2018

		Change in	Royalty Rights -
(in thousands)	Cash Royalties	Fair Value	Change in Fair Value

Assertio (formerly Depomed)	$52,077	$13,665	$65,742
VB	820	(494)	326
U-M	3,437	755	4,192
AcelRx	190	(4,619)	(4,429)
Avinger	366	(396)	(30)
KYBELLA	159	157	316
	$57,049	$9,068	$66,117

Updates on Royalty Rights Assets

PDL received $19.1 million in net cash royalties from its royalty rights in the third quarter of 2018, compared to $26.3 million for the same period of 2017.

Assertio (formerly Depomed, Inc.) To date (through September 30, 2018), we have received cash royalty payments of approximately $361 million from the $240.5 million investment.

•	Glumetza (and authorized generic version) royalty: 50% of net sales less COGS continue so long as the products are being commercialized.

PDL BioPharma, Inc.
Q3 2018
November 6, 2018

•	Low to mid-single digit royalties to PDL on new product approvals expected to continue to 2023 for Invokamet XR® US, 2026 for Jentadueto XR® and Synjardy XR®, and 2027 for Invokamet XR® ex-US.

Updates on royalty-bearing products relating to Queen et al. Patents

Tysabri® (Approved royalty-bearing product relating to Queen et al. patents)

•
The Queen et al. patents have expired and the resulting royalty revenue has dropped substantially since the first quarter of 2016. We continue to receive royalty revenue from one product under the Queen et al. patent licenses, Tysabri, as a result of sales of the product that was manufactured prior to patent expiry.

•	PDL recorded revenue of $0.5 million from Tysabri in Q3 2018.

•
Royalties from PDL’s licensees to the Queen et al. patents were $0.9 million lower than in the third quarter of 2017 as product supply of Tysabri manufactured prior to patent expiry in the United States have been extinguished and ex-U.S. product supplies are rapidly being exhausted. As a result, we expect royalties from product sales of Tysabri to cease in the fourth quarter of 2018.

Notes Receivable

The following table presents the fair value of assets not subject to fair value recognition by level within the valuation hierarchy:

	September 30, 2018		December 31, 2017
(In thousands)	Carrying Value	Fair Value Level 3	Carrying Value	Fair Value Level 3

Wellstat Diagnostics note receivable	$50,191	$59,881	$50,191	$51,308
Hyperion note receivable	1,200	1,200	1,200	1,200
CareView note receivable	19,575	19,723	19,346	18,750
	$70,966	$80,804	$70,737	$71,258

Forward-looking Statements

This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important risks and uncertainties with respect to the Company's business are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, as updated by subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BioPharma, Inc.
Q3 2018
November 6, 2018

Queen et al. Royalties
Royalty Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2018	2,783	1,218	533	—	4,534
2017	14,156	16,284	1,443	4,531	36,414
2016	13,970	14,232	14,958	15,513	58,673
2015	14,385	13,614	13,557	14,031	55,587
2014	12,857	13,350	16,048	15,015	57,270
2013	12,965	13,616	11,622	12,100	50,304
2012	11,233	12,202	11,749	12,255	47,439
2011	9,891	10,796	11,588	11,450	43,725
2010	8,791	8,788	8,735	9,440	35,754
2009	6,656	7,050	7,642	8,564	29,912
2008	3,883	5,042	5,949	6,992	21,866
2007	839	1,611	2,084	2,836	7,370
2006	—	—	—	237	237
* As reported to PDL by its licensees. Totals may not sum due to rounding.

Queen et al. Sales Revenue
Reported Licensee Net Sales Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2018	92,769	40,602	17,738	—	151,109
2017	471,877	398,382	194,563	177,379	1,242,201
2016	465,647	474,379	498,618	517,099	1,955,743
2015	479,526	453,786	451,898	467,735	1,852,945
2014	428,561	442,492	534,946	500,511	1,906,510
2013	434,677	451,358	387,407	403,334	1,676,776
2012	374,430	401,743	391,623	408,711	1,576,508
2011	329,696	356,876	388,758	381,618	1,456,948
2010	293,047	287,925	293,664	316,657	1,191,292
2009	221,854	229,993	257,240	285,481	994,569
2008	129,430	163,076	200,783	233,070	726,359
2007	30,468	48,715	71,972	94,521	245,675
2006	—	—	—	7,890	7,890
* As reported to PDL by its licensee. Dates in above charts reflect when PDL receives royalties on sales. Sales occurred in the quarter prior to the dates in the above charts.
Totals may not sum due to rounding.